EXHIBIT 99.1

For Immediate Release

PARLUX REPORTS 3rd QUARTER RESULTS ENDED DECEMBER 31, 2011

FORT LAUDERDALE, FLORIDA, February 8, 2012, Parlux Fragrances, Inc. (NASDAQ: PARL) announced its unaudited results for the third quarter and nine months ended December 31, 2011.

Net sales for the three-month period were $31.9 million compared to $31.4 million in the same prior year period, an increase of 2%.  Net loss was $3.4 million compared to a net loss of $0.3 million in the prior year.  Net sales for the nine-month period were $100.9 million compared to $94.1 million in the same prior year period, an increase of 7%. Net loss for the current period was $2.9 million compared to a profit in the same prior year period of $1.1 million.

Results for the three and nine-month periods include one-time costs of approximately $1.0 million and $1.5 million, respectively, in connection with the proposed merger with Perfumania Holdings, Inc. (NASDAQ: PERF).

Mr. Fred Purches, Chairman and CEO commented, "At the time of our last conference call, ‘we expected to exceed prior year third quarter sales by 10% based upon initial customer reaction, with one caveat, US department store sales, as it was still difficult to predict given the mood of the consumer in the current worldwide environment'.  Unfortunately, this has proven to be prophetic. To counter what was expected to be a strong competitive environment, we entered the US holiday period with strong promotional gift set inventories at the retailer level.  After Thanksgiving, department stores struggled to reach sales goals and countered by discounting virtually all products, with the exception of fragrances and cosmetics, by 40-60% and more, in some cases. As a result, our sell-through did not meet expectations and we have made provisions in the third quarter to accept approximately $3.0 million in additional returns than originally estimated."

Mr. Purches added, "The higher proportion of promotional gift sets also resulted in an increased cost of goods further adding to the pretax loss by approximately $2.0 million at the gross margin line for both periods. Despite the effort to limit our operating costs, the one-time costs and higher than expected returns coupled with the margin loss, resulted in a net loss of $3.4 million in the third quarter.”

 Mr. Purches concluded, "In view of the continuing volatility of the US retail situation, we have reduced our net sales estimate for the fiscal year ending March 31, 2012 to $135-$140 million which would still mean double- digit growth vs. prior year.  On a positive note, our balance sheet remains strong financially, with $23.0 million in cash and no borrowing at December 31, 2011. Our year-end objective is to absorb our current loss position, and reach pre-tax profits of approximately $2 million prior to one-time costs.  This result would be slightly better than prior year on an operating basis, and after one-time costs related to the potential merger, would result in an approximate breakeven profit position.”

Conference Call
The Company will hold a conference call on Thursday, February 9, 2012, at 10:00 a.m. (ET) to discuss the Company’s 3rd quarter results and to provide additional outlook on the next quarter.  To participate, please call Toll Free: 800-895-0231 or International: 785-424-1054. Conference ID: PARLUX.  A replay of the conference call will be available following the conference call, until 11:59 p.m. (ET) February 23, 2012. To access the replay, please go to our website www.parlux.com.

ABOUT PARLUX FRAGRANCES, INC.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and beauty related products. It holds licenses and sublicenses to manufacture and distribute the designer fragrance brands of Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, Vince Camuto and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties are discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements that may be made herein or otherwise to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Frederick E. Purches, Ext. 8116
Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com